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                                                                   Exhibit 10.33


                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT, dated as of    , 1999 (this "Agreement"), between
American Marine of South Florida, Inc., a Florida corporation, ("Employer"), American Marine Recreation, Inc., a Delaware corporation ("AMRI") and D. Thomas Grane ("Employee").

         WHEREAS, the Employer and Employee desire to enter into an employment agreement;

         NOW, THEREFORE, in consideration of the respective premises, mutual covenants and agreements of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Nature of Employee's Services. Employer agrees to employ Employee and Employee agrees to serve Employer as general manager of Employer. Employee shall perform such services and duties as shall be assigned to him or delegated to him from time to time by the Board of Directors of Employer (the "Board of Directors"), the Executive Committee of the Board of Directors, or the Chief Executive Officer of American Marine Recreation, Inc. (or such other designated person) during the Employment Period. In the event that the Employer desires to utilize the Employee for any of its affiliates, such assignments shall be on mutually agreeable terms. Employee agrees that, except as otherwise provided herein, he shall devote substantially all of his business time, attention and energy to the business of Employer and its subsidiaries in the advancement of the best interests of Employer and its affiliates.

         2. Term of Employment. The term of Employee's employment under this Agreement shall commence on the date hereof and shall be for a term of three (3) years (the "Employment Period") subject to earlier termination or extension as provided herein.

         3. Compensation. Subject to the terms hereof, Employer agrees to pay to Employee, subject to all applicable laws and requirements, including, without limitation, laws with respect to withholding of federal, state or local taxes, the annual compensation set forth below.

         a. As annual salary for the services to be rendered by Employee Employer shall pay a salary at the rate of $78,000 per annum, payable in twelve (12) equal monthly installments ("Salary") or such other payroll period as is utilized by the Employer for similarly situated Employees.

         b. 10% of the net income of the Employer, said net income to be determined as if Employer were an unconsolidated corporation, and calculated after corporate overhead of AMRI (which is directly allocable to the operations of the dealerships operated by the Employer), but before taxes. Employer's accountants shall determine the Employer's net income annually, and Employer shall make payments to Employee semi-annually no later than 30 days after the end of the first six month period and after the second six month period of Employer's fiscal year.

         4.       Expenses: Other Perquisites.

         a. Employee shall comply with all expense reporting and approval procedures implemented by Employer's Chief Executive Officer and Board of Directors.




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         b.       Employer shall pay the premiums on the Employee's and the
                  Employee's wife on the group health insurance plan which Employer or its affiliates have in effect during the term of this Agreement.

         c. Employee shall be entitled to three weeks vacation during each year of this Agreement as mutually agreed with the Employer.

         d. Employee shall be entitled to participate in 401(k) plans and stock option plan of the Employer, provided however, that stock options granted are subject to the approval of the Board of Directors of AMRI.

         e. Employee shall have partial use of the Employer's vehicle as designated by the Employer.

         5. Termination. The Employer and Employee agree that Employee's employment hereunder may be terminated prior to the end of the Employment Period upon the happening of any of the following events:

         a.       The death of Employee;

         b. At the option of the Employee at any time commencing six months from the date hereof upon five days written notice.

         c. In the event that Employee incurs a disability through physical or mental incapacity, which renders Employee incapable of performing the customary duties of his employment for a period of three (3) months during while this Agreement is in effect, provided that:

         d. Immediately in the event of Employee's bankruptcy or in the event of the Employer's bankruptcy, insolvency, liquidation or cessation of business;

         e.       Immediately by the Employer whenever:

                  i. Employee engages in a breach of any of the terms of this Agreement;

                  ii. Employee engages in conduct that constitutes gross negligence or willful misconduct in carrying out his duties under this Agreement; or

                  iii.     Employee is convicted of a crime;

         f. Immediately by Employee whenever the Employer engages in a breach of any of the terms of this Agreement; or

         g. Upon such terms as the Employer and Employee shall mutually agree in writing.




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         6. Indemnity. Employer and AMRI shall indemnify and hold harmless the
Employee in connection with the Employee's activities performed pursuant to this Agreement except in connection with the Employee's gross negligence or wilful and wanton acts of Employee.

         7. Covenant Not to Compete. Notwithstanding anything contained herein to the contrary, Employee covenants and agrees that he will not compete in any manner with Employer in the State of Florida for three years from the date hereof.

         8. Non-Disclosure Covenant. Employee further agrees that during his employment and thereafter without limit, he will not, without advance written consent of the Employer, either directly or indirectly, communicate or divulge to any person, firm or entity other than Employer and its affiliates, any information (except that which is generally known to the public) relating to the business, customers and suppliers, or other affairs of Employer or its affiliates ("Confidential Information").

         9. Injunctive Relief. In the event of a breach or threatened breach by Employee of the provisions of ss.6 or ss.7, the arbitration provisions of this Agreement to the contrary notwithstanding, the Employer shall be entitled to proceed in any court for an injunction restraining Employee from taking any action which would be prohibited under said sections.

         10. Guarantee. AMRI hereby guarantees the obligations of the Employer hereunder.

         11. Successors and Assigns. In the event that Employer shall at any time be merged or consolidated with any other Employer or shall sell or otherwise transfer substantially all of its assets or business to another Employer or entity, the provisions of this Agreement shall be binding upon and inure to the benefit of such Employer or entity surviving or resulting from such merger or consolidation or to which such assets or business shall be so sold or transferred; provided, however, that nothing contained in this Section shall in any way limit, or be construed to limit, the obligations to Employee under this Agreement or the obligations of Employer or Employer's successors or assigns. This Agreement shall not be assignable by Employee.

         12. Notice. Any notice or other communication which is required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, transmitted by telecopy or five (5) days after being mailed by registered or certified mail, postage prepaid, return receipt requested, to such party at the address shown below:

IF TO EMPLOYER                                   IF TO EMPLOYEE

2202 33rd Street
Orlando FL 32839

Attn:    Joseph G. Pozo, Jr.


Each party may, by notice or other party, change the above address.



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         13. Entire Agreement; Amendments. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings as to the

         14. Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

         15. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original.

         16. Arbitration. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Florida without regard to conflict of laws. Any dispute arising out of or related to this Agreement shall be decided by arbitration in Florida under the rules of the American Arbitration Association then in effect and shall be referred to a single arbitrator appointed by the parties hereto. If the parties are unable to agree on a single arbitrator within a reasonable period of time, each party to the dispute shall appoint a single arbitrator and those so chosen shall appoint one more. Any party failing to appoint an arbitrator after thirty
(30) days' written notice shall be deemed to consent to the arbitrators otherwise chosen. It shall be a condition precedent to the institution of said arbitration proceedings that the proceedings be commenced within one (1) year from (i) the date the claim or controversy arises or (ii) the date of termination of services or employment, whichever is first to occur, and the failure to institute arbitration proceedings within such period shall constitute an absolute bar to the institution of any proceedings and a waiver of all claims. The award of the arbitrators shall be final and binding and judgment may be entered thereon in any court of competent jurisdiction.

         The parties consent to the jurisdiction of the any Federal or state court of competent jurisdiction in the State of Florida for all purposes in connection with arbitration, including the entry of judgment on any award. The parties consent that any process or Notice of Motion or other application to either of said courts, and any paper in connection with the arbitration may be served by certified mail, return receipt requested or by personal service or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal provided a reasonable time for appearance is allowed.

         17. Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.




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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                American Marine of South Florida, Inc.



                                By:      _______________________________________
                                         Name:
                                         Title:

                                American Marine Recreation, Inc.



                                By:      _______________________________________
                                         Name:
                                         Title:



                                         _______________________________________
                                         D. Thomas Grane